Exhibit (d)(1)

BRAGG CAPITAL TRUST

UNIFIED
INVESTMENT ADVISORY AGREEMENT

THIS UNIFIED INVESTMENT ADVISORY AGREEMENT (this “Agreement”) is made as of November 1, 2020 by and between the Bragg Capital Trust, a Delaware business trust (the “Trust”), on behalf of the series of the Trust listed in Appendix A (the “Funds”), which Appendix may be amended from time to time, and First Pacific Advisors, LP, a Delaware limited partnership (the “Adviser”).

WHEREAS, the Trust is as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, each Fund is a series of the Trust having separate assets and liabilities;

WHEREAS, the Adviser is engaged in the business of providing investment advice and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Trust wishes to retain the Adviser to render investment advisory and management services with respect to the Funds; and

WHEREAS, the Adviser is willing to perform such services.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the Trust and the Adviser agree as follows:

1.            Appointment.

(a)           The Trust hereby employs the Adviser to provide investment advisory and management services for the Fund. This engagement is for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and set forth in this Agreement, for the compensation provided below.

2.            Advisory and Management Services. The Adviser, subject to the direction and supervision of the Trust’s Board of Trustees and in conformity with applicable laws, the Trust’s Agreement and Declaration of Trust, By-Laws, Registration Statement, Prospectus and stated investment objectives, policies and restrictions of the Funds, shall:

(a)           Furnish the Board of Trustees with advice and recommendations with respect to the selection and continued employment of sub-adviser(s) to provide continuous day-to-day portfolio management services to each Fund;

(b)           Oversee the investments made by such sub-adviser(s) on behalf of each Fund, subject to the ultimate supervision and direction of the Board of Trustees;

(c)            If the continuous day-to-day portfolio management services for a Fund have not been delegated to the sub-adviser(s) pursuant to section 2(a) of this Agreement;

(i)	Manage the investment of the relevant Fund’s assets including, by way of illustration, the evaluation of pertinent economic, statistical, financial and other data, the determination of the industries and companies to be represented in the Fund’s portfolio, the formulation and implementation of the Fund’s investment program, and the determination from time to time of the securities and other investments to be purchased, retained or sold by the Fund;

(ii)	Place orders for the purchase or sale of portfolio securities for the Fund’s account with broker-dealers selected by the Adviser;

(d)           Supervise and administer the day-to-day operations of the Funds, including providing, arranging for or supervising the provision of certain services for the Funds necessary or appropriate for operating as an open-end investment company to the extent such services are not provided by persons not parties to this Agreement including, but not limited to:

(1)	monitoring the preparation of the Funds’ required filings with the Securities and Exchange Commission (the “SEC”) and other regulatory and self-regulatory organizations;

(2)	filing of the Funds’ federal, state and local tax returns;

(3)	providing assistance with investor and public relations matters;

(4)	monitoring the valuation of portfolio securities;

(5)	monitoring the liquidity of portfolio securities;

(6)	monitoring the determination of net asset values, including fair valuations, of portfolio securities;

(7)	monitoring the registration of shares of the Funds under applicable federal and state securities laws;

(8)	notwithstanding the above, nothing in this Agreement shall be deemed to shift to the Adviser or to diminish the obligations of any agent of the Funds or any other person not a party to this Agreement which is employed to provide services to the Funds; and to the extent another agent or person provides such services to a Fund, the Adviser will supervise the provision of such services and not provide such services itself;

(e)           Furnish the Trust and the Funds with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Trust’s Board of Trustees may reasonably request;

(f)            Furnish to the Trust and the Funds office space at such place as may be agreed upon from time to time, and all office facilities, business equipment, supplies, utilities and telephone services necessary for managing the affairs and investments and keeping those accounts and records of the Trust and the Funds that are not maintained by the Funds’ sub-adviser(s), transfer agent, custodian, accounting or subaccounting agent, and arrange for officers or employees of the Adviser to serve, without compensation from the Funds, as officers, trustees or employees of the Funds, if desired and reasonably required by the Funds; and

(g)           Pay such expenses as are incurred by it in connection with providing the foregoing services, except as provided in Section 3 below.

3.             Expenses. The Trust and each Fund assumes and shall pay or cause to be paid all expenses of the Funds, including, without limitation: (a) all costs and expenses incident to the public offering of securities of the Funds, including those relating to the issuance and registration of its securities under the Securities Act of 1933, as amended, and any filings required under state securities laws and any fees payable in connection therewith; (b) the charges and expenses of any custodian appointed by the Trust and/or the Funds for the safekeeping of the cash, portfolio securities and other property of the Funds; (c) the charges and expenses of independent accountants; (d) the charges and expenses of stock transfer and dividend disbursing agent or agents and registrar or registrars appointed by the Trust and/or the Funds; (e) the charges and expenses of any accounting or subaccounting agent appointed by the Trust and/or the Funds to provide accounting services; (f) brokerage commissions, dealer spreads, and other costs incurred in connection with proposed or consummated portfolio securities transactions of the Funds; (g) all taxes, including securities issuance and transfer taxes, and corporate fees payable by the Trust to federal, state, local or other governmental agencies; (h) the cost and expense of printing and issuing certificates representing securities of the Trust; (i) fees involved in registering and maintaining registrations of the Trust under the 1940 Act; (j) all expenses of shareholders’ and trustees’ meetings, and of preparing, printing and mailing proxy, prospectuses and statements of additional information of the Funds or other communications for distribution to existing shareholders; (k) fees and expenses of trustees of the Trust who are not officers or employees of the Adviser; (1) all fees and expenses incident to the Funds’ dividend reinvestment plan, to the extent applicable; (m) charges and expenses of legal counsel to the independent trustees and to the Trust; (n) charges and expenses of legal counsel related to a transaction for the benefit of the Funds; (o) trade association dues; (p) interest payable on Fund borrowings; (q) any shareholder relations expense; (r) premiums for a fidelity bond and any errors and omissions insurance maintained by the Funds; and (s) any other ordinary or extraordinary expenses (including litigation expenses not incurred in the Funds’ ordinary course of business) incurred by the Funds in the course of its business. To the extent the Adviser incurs any costs by assuming expenses which are an obligation of a Fund as set forth herein, such Fund shall promptly reimburse the Adviser for such costs and expenses, except to the extent the Adviser has otherwise agreed to bear such expenses. To the extent the services for which the Funds are obligated to pay are performed by the Adviser, the Adviser shall be entitled to recover from the Funds to the extent of the Adviser’s actual costs for providing such services.

For the avoidance of doubt, the Adviser shall pay the compensation and expenses of all Trustees and officers who are affiliated persons of the Adviser, and the Adviser shall make available, without expense to the Trust and the Funds, the services of such of the Adviser’s directors, officers and employees as may duly be elected officers of the Trust, subject to their individual consent to serve and to any limitations imposed by law.

4.             Compensation. As compensation for the services performed with respect to the Funds, the Fund shall pay the Adviser as soon as practicable after the last day of each month a fee for such month as set forth in the Fee Schedule attached hereto as Appendix B,, as may be amended from time to time.

For the purpose of calculating such fee, a Fund’s net asset value for a month shall be the average of the net asset values as determined for each business day of the month. If this Agreement becomes effective after the first day of a month, or terminates before the last day of a month, the compensation provided shall be prorated.

The Adviser may, but is not required to, reduce all or a portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of a Fund under this Agreement. Any such reduction, reimbursement, or payment (collectively, “subsidies”) shall be applicable only to such specific subsidy and shall not constitute an agreement to continue such subsidy in the future. Any such subsidy will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis. The Adviser may also agree contractually to limit the operating expenses of a Fund. The Adviser may seek reimbursement of any subsidies made by the Adviser either voluntarily or pursuant to a contract. The reimbursement of any subsidy must be sought no later than the end of the third fiscal year following the year to which the subsidy relates. The Adviser may not request or receive reimbursement for any subsidies before payment of the ordinary operating expenses of a Fund for the current fiscal year and cannot cause a Fund to exceed the limitation to which the Adviser has agreed in making such reimbursement.

The Adviser may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement prior to the time such compensation or reimbursement has accrued as a liability of a Fund. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Adviser hereunder.

As applicable, the Adviser shall pay a sub-adviser of a Fund, the compensation mutually agreed upon by the Adviser and such sub-adviser in such amount and pursuant to the terms in the relevant investment sub-advisory agreement, as approved by the board of the Trust.

5.             Services Not Exclusive. Nothing contained in this Agreement shall prevent the Adviser or any affiliated person of the Adviser from acting as investment adviser or manager for any other person, firm or corporation (including any other investment company), whether or not the investment objectives or policies of any such other person, firm or corporation are similar to those of a Fund, and shall not in any way bind or restrict the Adviser or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Adviser or any such affiliated person may be acting. While information and recommendations supplied to a Fund shall, in the Adviser’s judgment, be appropriate under the circumstances and in light of the investment objectives and policies of a Fund, they may be different from the information and recommendations supplied by the Adviser or its affiliates to other investment companies, funds and advisory accounts. The Funds shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Funds recognize that they is not entitled to receive preferential treatment as compared with the treatment given by the Adviser to any other investment company, fund or advisory account.

6.             Portfolio Transactions and Brokerage. The Adviser shall not be responsible for the sub-adviser(s)’ decisions to buy and sell securities for the Funds, for broker-dealer selection, or for negotiation of brokerage commission rates. Subject to such policies as the Board of Trustees may determine, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of a sub-adviser having caused a Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Trust.

In the event the Adviser places portfolio transactions and select brokers or dealers, the Adviser shall endeavor to obtain on behalf of the relevant Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the size of and difficulty in executing an order, the value of the expected contribution of the broker or dealer to the investment performance of the relevant Fund on a continuing basis, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, and/or compensation, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the “brokerage and research services” provided to the relevant Fund and/or other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion. The Adviser is authorized to pay a broker or dealer which provides such brokerage and research services a commission for executing a portfolio transaction for the relevant Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Adviser to the relevant Fund. The Adviser is further authorized to allocate the orders placed by it on behalf of a Fund to such brokers and dealers who also provide research or statistical material, or other services to the relevant Fund or the Adviser. Such allocation shall be in such amounts and proportions as the Adviser shall determine and the Adviser will report on said allocations regularly to the Board of Trustees indicating the brokers to whom such allocations have been made and the basis therefor. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as of other clients, the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the relevant Fund and to such other clients.

7.             Reports by Funds to Adviser. The Funds will from time to time furnish to the Adviser detailed statements of its investments and assets, and information as to its investment objective and needs, and will make available to the Adviser such financial reports, proxy statements, legal and other information relating to a Fund’s investments as may be in its possession or available to it, together with such other information as the Adviser may reasonably request.

8.             Books and Records. In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Adviser agrees that all records that it maintains for a Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. The Adviser further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the records required to be maintained by Rule 3la-l under the 1940 Act.

9.             Limitation of Liability; Indemnification. Neither the Adviser, nor any director, partner, manager, officer, agent or employee of the Adviser, shall be liable or responsible to the Trust or the Funds or any of its shareholders for any error of judgment, mistake of law or any loss arising out of any investment, or for any other act or omission in the performance by such person or persons of their respective duties, except for liability resulting from willful misfeasance, bad faith, gross negligence, or reckless disregard of their respective duties. The Trust and the Funds agree to indemnify and hold harmless the Adviser and its directors, partners, managers, officers, agents, and employees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys’ fees and disbursements, arising out of any investment, or for any other act or omission in the performance by such person or persons of their respective duties, except that such person shall not be indemnified against any liability resulting from such person’s own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

10.           Nature of Relationship. The Funds, and the Adviser are not partners or joint venturers with each other and nothing herein shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them. The Adviser is an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Funds.

11.           Duration and Termination. This Agreement shall become effective upon its execution and shall continue in effect until two years from the date hereof, provided it is approved by the vote of a “majority of the outstanding voting securities” of the Funds. Thereafter, this Agreement shall continue in effect from year to year, provided its continuance is specifically approved at least annually (a) by vote of a “majority of the outstanding voting securities” of the Funds or by vote of the Board of Trustees of the Trust, and (b) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” of any party to this Agreement, cast at a meeting called for the purpose of voting on such approval. The Trust (either by vote of its Board of Trustees or by vote of a “majority of the outstanding voting securities” of the Trust) may, at any time and without payment of any penalty, terminate this Agreement upon sixty days’ written notice to the Adviser. This Agreement shall automatically and immediately terminate in the event of its “assignment.” The Adviser may terminate this Agreement without payment of any penalty on sixty days’ written notice to the Trust.

12.           Definitions. For the purposes of this Agreement, the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have their respective meanings defined in the 1940 Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission, or such interpretive positions as may be taken by the Commission or its staff under said Act, and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

13.           Entire Agreement. This Agreement, including all Appendices hereto, as the same may be amended from time to time, shall constitute the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof.

14.           Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

15.           Notices. Any notice under this Agreement shall be given in writing, addressed and delivered to the party to this Agreement entitled to receive such notice at such address as such party may designate in writing.

16.           Name of Adviser. The parties agree that the Adviser has a proprietary interest in the name “FPA,” and the Trust and the Funds agree to promptly take such action as may be necessary to delete from its corporate name and/or the name of the Funds any reference to the name of the Adviser or the name “FPA,” promptly after receipt from the Adviser of a written request therefore.

17.           Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

18.           Applicable Law. This Agreement shall be construed in accordance with the laws of the State of California and the applicable provisions of the 1940 Act. To the extent applicable law of the State of California, or any of the provisions herein conflict with applicable provisions of the 1940 Act, the latter shall control.

References in this Agreement to the requirements of the 1940 Act and other federal securities laws and the rules thereunder shall be interpreted, construed and enforced in accordance with such laws and rules thereunder as now in effect or as hereafter amended and subject to such orders or no-action letters as may be granted by the SEC or its staff.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this agreement as of the day and year first above written in Los Angeles, California.

the bragg capital Trust

By:	/s/ J. Richard Atwood
Name: J. Richard Atwood
Title: President

FIRST PACIFIC ADVISORS, LP
By: FPA GP, Inc.
Its: General Partner

By:	/s/ J. Richard Atwood
Name: J. Richard Atwood
Title: Director and President

Appendix A

FUND SCHEDULE – BRAGG CAPITAL TRUST

Fund	Effective Date
Queens Road Small Cap Value Fund	November 1, 2020
Queens Road Value Fund	November 1, 2020

the bragg capital Trust

By:	/s/ J. Richard Atwood
Name: J. Richard Atwood
Title: President

FIRST PACIFIC ADVISORS, LP
By: FPA GP, Inc.
Its: General Partner

By:	/s/ J. Richard Atwood
Name: J. Richard Atwood
Title: Director and President

Appendix B

FEE SCHEDULE – BRAGG CAPITAL TRUST

Fund	Fee Rate
Queens Road Small Cap Value Fund	0.75% of the Fund’s daily net assets up to $50 mllion 0.65% of the Fund’s daily net assets in excess of $50 million
Queens Road Value Fund	0.95% of the Fund’s daily net assets

the bragg capital Trust

By:	/s/ J. Richard Atwood
Name: J. Richard Atwood
Title: President

FIRST PACIFIC ADVISORS, LP
By: FPA GP, Inc.
Its: General Partner

By:	/s/ J. Richard Atwood
Name: J. Richard Atwood
Title: Director and President

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